Exhibit 8.1

Subsidiaries of the Registrant

Name of Subsidiaries	Jurisdiction
Hongkong Internet Financial Services Limited	Hong Kong
Beijing Yingxin Yijia Network Technology Co., Ltd.	People’s Republic of China
Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.	People’s Republic of China
Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.	People’s Republic of China
Beijing Anytrust Science & Technology Co., Ltd.	People’s Republic of China
Fu Hui (Shenzhen) Commercial Factoring Co., Ltd.	People’s Republic of China
Yingda Xincheng (Beijing) Insurance Broker Co., Ltd.	People’s Republic of China

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